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[ITS LETTERHEAD]                            Exhibit 99.1

                                            NEWS RELEASE

                                            CONTACT:
                                            Mark Thompson
                                            (216) 642-4522 Ext. 616


               ITS COMPLETES SALE OF COMMERCIAL SECURITY BUSINESS

     CLEVELAND, May 2, 2002 - International Total Services, Inc. (OTC:ITSW) announced the closing of the sale of its commercial security business to Willard M LLC, a Houston based company, pursuant to Order of the U.S. Bankruptcy Court for the Eastern District of New York. Willard M LLC's Chairman & CEO, Willard Shuman, and its President & COO, Bill Young, indicated that they will invest in the ITS commercial security business and continue operations under the name ITS
- "I THINK SERVICE" - with the goal of providing to all clients "A uniformed guard, on post, on time." Willard M LLC believes that the ITS commercial security business is one of the largest American-owned security operations with a national presence.

     The transaction included payment of approximately $ 4.8 million in cash for substantially all of the assets of the commercial security division, including accounts receivables, plus the assumption of certain accrued payroll-related liabilities.

     ITS and its domestic subsidiaries filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York on September 13, 2001. The company continues business operations without interruption under court protection.

     ITS continues to provide airport screening services pursuant to contract with the Federal Aviation Administration. The company has more than 8,000 employees at operation throughout the United States, and in the United Kingdom.




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